Exhibit 2.3
Description of Securities Registered under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act")

American Depositary Shares (“ADSs”) are listed on the NASDAQ Global Select Market and are registered under Section 12(b) of the Exchange Act. The following contains a description of the rights of the ADS holders. Shares underlying the ADSs are held by JPMorgan Chase Bank, N.A., as depositary (the "Depositary"). The Depositary will issue the ADSs. The term "Custodian" shall mean the Tel Aviv, Israel office of Bank Leumi Le-Israel Ltd., as agent of the Depositary. The Depositary’s corporate trust office is located at 4 New York Plaza, Floor 12, New York, New York 10004, Attention: Depositary Receipts Group (the “Corporate Trust Office”).
The rights of ADS holders are governed by the Fourth Amended and Restated Deposit Agreement among NICE Ltd., the Depositary, and the owners and holders from time to time of American Depositary Receipts, or ADRs (or the “Deposit Agreement”), a form of which has been filed as Exhibit (a) to the registration statement on Form F−6 (Registration No. 333−203623) filed with the Securities and Exchange Commission (the "SEC") on April 24, 2015. Set forth below is a summary of the Deposit Agreement. This summary is not complete and is qualified in its entirety by the Deposit Agreement.
American Depositary Receipts ("ADRs")
ADRs, evidencing a specified number of ADSs are issuable by the Depositary pursuant to the Deposit Agreement. Each ADS represents one ordinary share, par value NIS 1.00 per share, deposited with the Custodian or the Depositary. An ADR may represent any number of ADSs. Only persons in whose names ADRs are registered on the books of the Depositary will be treated by us and the Depositary as owners and holders of ADSs.
ADRs may be in either physical certificated form or in book entry form issued through the Direct Registration System, which is the system for the uncertificated registration of ownership of securities established by the Depository Trust Company and utilized by the Depositary. Pursuant to the Direct Registration System, the Depositary may record the ownership of ADRs without the issuance of a certificate, which ownership shall be evidenced by periodic statements issued by the Depositary to the holders entitled thereto.
Deposit and Withdrawal of Ordinary Shares
Our ordinary shares that are represented by the ADSs, or evidence of rights thereto, will be deposited with the Custodian or the Depositary and registered in the name of the Depositary (or its nominee) or the Custodian (or its nominee), which will be the holder of record of all such ordinary shares on behalf of the holders of ADRs. Subject to the terms and conditions of the Deposit Agreement, upon deposit of ordinary shares with the Custodian or the Depositary, the Depositary will issue ADSs and execute and deliver the applicable ADR or ADRs.
The Depositary has agreed that, upon deposit with the Depositary or the Custodian of our ordinary shares accompanied by (i) an appropriate agreement or assignment or other instrument of transfer or endorsement in form reasonably satisfactory to the Depositary or the Custodian and any certifications as may be required by the Depositary or the Custodian and (ii) proxies entitling the Custodian, Depositary or their respective nominees to vote such deposited shares, the Depositary will execute and deliver at its Corporate Trust Office, upon payment of the fees, charges and taxes provided in the Deposit Agreement, to or upon the written order of the person or persons entitled thereto, an ADR registered in the name of such person or persons for the number of ADSs issuable in respect of such deposit. Deposited ordinary shares will be held by the Depositary or the Custodian for the account of the Depositary. To the extent that the provisions of or governing the underlying ordinary shares make delivery of certificates impracticable, the underlying ordinary shares may be deposited by such delivery thereof as the Depositary or the Custodian may reasonably accept, including, without limitation, by causing them to be credited to an account maintained by the Custodian for such purpose with us or an accredited intermediary, such as a bank, acting as a registrar for the shares, together with delivery of the documents, payments and delivery order referred to the Custodian or the Depositary.
Upon surrender of ADRs at the Corporate Trust Office of the Depositary and upon payment of the taxes, charges and fees provided in the Deposit Agreement and subject to its terms, an ADR holder is entitled to delivery, to or upon its order, at the Corporate Trust Office of the Depositary, of ordinary shares in respect of the deposited ordinary shares and any other documents of title evidenced by the surrendered ADRs. The ADR holder will bear the risk and expense for the forwarding of a certificated ADR in form satisfactory to the Depositary or proper instructions and documentation in the case of an uncertificated ADR, and other documents of title to the Corporate Trust Office of the Depositary.

Dividends, Other Distributions and Rights
The Depositary is required to convert or cause to be converted into U.S. dollars, to the extent that in its judgment it can do so on a reasonable basis and can transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars that it receives in respect of the deposited ordinary shares, and to distribute the amount received, net of any expenses incurred by the Depositary in connection with conversion, to the holders of ADRs. The amount distributed will be reduced by any amounts to be withheld by us or the Depositary for applicable taxes net of expenses of conversion into U.S. dollars. If the Depositary determines that any foreign currency received by it cannot be so converted on a reasonable basis and transferred, or if any required approval or license of any government or agency is denied or not obtained within a reasonable period of time, the Depositary may distribute such foreign currency received by it or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of the ADR holders. If any conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the holders of ADRs entitled thereto, the Depositary may make such conversion and distribution in U.S. dollars to the extent permissible to such holders of ADRs and may distribute the balance of the currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for, the respective accounts of such holders of ADRs.
If any distribution upon any ordinary shares deposited or deemed deposited under the Deposit Agreement consists of a dividend in, or free distribution of, additional ordinary shares, the Depositary shall, unless otherwise instructed by us, distribute to the holders of outstanding ADRs, on a pro rata basis, additional ADRs that represent the number of additional ordinary shares received as such dividend or free distribution, subject to the terms and conditions of the Deposit Agreement. The Depositary may withhold any such delivery of ordinary shares if it has not received satisfactory assurances from us that such distribution does not require registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”). In lieu of delivering fractional ADRs in the event of any such distribution, the Depositary will sell the amount of additional ordinary shares represented by the aggregate of such fractions and will distribute the net proceeds to holders of ADRs. If additional ADRs are not so distributed, each ADR shall thereafter also represent the additional ordinary shares distributed together with the ordinary shares represented by such ADR prior to such distribution.
If we offer, or cause to be offered, to holders of ordinary shares any rights to subscribe for additional ordinary shares or any rights of any other nature, subject to our memorandum of association and articles of association, applicable laws and regulations, the Depositary shall have discretion as to the procedures to be followed in making such rights available to any holder of ADRs or in disposing of such rights and making the net proceeds available to such holder. If the Depositary reasonably determines that it is lawful and feasible to make such rights available to all holders of ADRs or certain holders of ADRs but not others, the Depositary may make such rights available to those holders of ADRs to whom it reasonably determines the distribution to be lawful and feasible in proportion to the number of ADSs held by them by means of warrants or otherwise. If making such rights available to all or certain holders of ADRs is reasonably determined by the Depositary not to be lawful or feasible, the Depositary may sell such rights or warrants or other instruments in proportion to the number of ADSs held by owners to whom it has determined it may not lawfully and feasibly make such rights available, and allocate the proceeds of such sales (net of expenses, taxes and any other applicable charges) for the account of the holders of ADRs otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among such holders because of exchange restrictions, or the date of delivery of any ADR or ADRs, or otherwise. The net proceeds so allocated to the holders of ADRs entitled thereto will be distributed to the extent practicable as in the case of a distribution of cash. If, by the terms of the rights offering or for any other reason, the Depositary may not either (i) make such rights available to any holders of ADRs or (ii) dispose of such rights and make the proceeds available to such holders, then the Depositary will allow the rights to lapse.
The Depositary will not offer rights to holders of ADRs unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to such holders or are registered under the provisions of such Act. If a holder of ADRs requests distribution of warrants or other instruments, notwithstanding that there has been no such registration under the Securities Act, the Depositary will not make such a distribution unless it has received an opinion from our recognized counsel in the United States, upon which the Depositary may rely, that such distribution to such holder is exempt from such registration. We are not obligated to file any registration statement in order to permit United States holders to participate in any such rights distribution.
If the Depositary reasonably determines that any distribution of property (other than cash), ordinary shares or rights to subscribe therefor cannot be made proportionately among the holders of the ADRs entitled thereto, or that any such distribution is not feasible for any reason, including any requirement that we or the Depositary are obligated to withhold any taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed, the Depositary may dispose of all or a portion of such property, ordinary shares or rights in such amounts and in such manner, including by public or private sale, as the Depositary reasonably deems equitable and practicable, and the Depositary will distribute the net proceeds of any such sale, after deduction of the fees of the Depositary as provided in the Deposit Agreement, to the ADR holders entitled thereto as in the case of a cash distribution.
The Depositary shall not be responsible for any reasonable failure to determine that it may be lawful or feasible to make such rights available to holders of ADRs in general or any holder in particular.
If a holder of ADRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such holder, the Depositary will make such rights available to such holder upon written notice from us to the Depositary that we have elected in our sole discretion to permit such rights to be exercised and such holder has executed such documents as we have determined in our sole discretion are reasonably required under applicable law. Upon instruction pursuant to such warrants or other instruments to the Depositary from such holder to exercise such rights, upon payment by such holder to the Depositary for the account of such holder of an amount equal to the purchase price of the ordinary shares to be received upon the exercise of the rights, and upon payment of the fees of the Depositary as set forth in such warrants or other instruments, the Depositary shall, on behalf of such holder, exercise the rights and purchase the ordinary shares, and we shall cause the ordinary shares so purchased to be delivered to the Depositary on behalf of such holder. As agent for such holder, the Depositary will cause the ordinary shares so purchased to be deposited under the Deposit Agreement and shall issue and deliver to such holder legended ADRs, restricted as to transfer under applicable securities laws.
The Depositary will not offer to the holders of ADRs any rights to subscribe for additional ordinary shares or rights of any other nature, unless and until such a registration statement is in effect with respect to the rights and the securities to which they relate, or unless the offering and sale of such securities to the holders of such ADRs are exempt from registration under the provisions of the Securities Act and an opinion of counsel satisfactory to the Depositary and us has been obtained. If we intend to distribute a dividend payable at the election of the holders of ordinary shares in cash or in additional ordinary shares, we will give notice thereof to the Depositary at least 30 days prior to the proposed distribution stating whether or not we wish to make such elective distribution to be made available to holders of ADRs.  Upon receipt of notice indicating that we wish such elective distribution to be made available to the holders of ADRs, the Depositary will consult with us to determine, and we will assist the Depositary in its determination, whether it is lawful and reasonably practicable to make such elective distribution available to the holders of ADRs.  The Depositary will make such elective distribution available to the holders of ADRs only if (i) we have timely requested that the elective distribution be made available to the holders of ADRs, (ii) the Depositary has determined that such distribution is reasonably practicable and (iii) the Depositary has received satisfactory documentation including, without limitation, any legal opinions of counsel in any applicable jurisdiction that the Depositary in its reasonable discretion may request, at our expense.  If the above conditions are not satisfied, the Depositary will, to the extent permitted by law, distribute to the holders of ADRs, on the basis of the same determination as is made in the local market in respect of the ordinary shares for which no election is made, either (x) cash or (y) additional ADRs representing such additional ordinary shares.  If the above conditions are satisfied, the Depositary will establish a record date and establish procedures to enable the holders of ADRs to elect the receipt of the proposed dividend in cash or in additional ADRs.
Upon any change in par value, share split, consolidation or any cancellation or other reclassification of ordinary shares, or upon any share distribution or other distribution of securities or property not distributed to owners of the ADRs, or upon any sale of all or substantially all of our assets, recapitalization, reorganization, merger, consolidation, liquidation, receivership or bankruptcy,  the Depositary may, in its discretion, and shall if reasonably requested by us, amend the ADRs or distribute additional or amended ADRs (with or without calling the ADRs for exchange) or cash, securities or property (on the record date set by the Depositary therefor) to reflect any such transaction in respect of the underlying ordinary shares, and the Depositary is authorized to surrender any of the underlying ordinary shares in order to facilitate such transaction and sell by public or private sale any property received in connection with any such transaction, and to the extent the Depositary does not so amend the ADRs or make a distribution to owners of the ADRs to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute the deposited securities and each ADS shall, to the extent not prohibited by applicable law, automatically represent its pro rata interest in the deposited securities.
Record Dates
Whenever any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or rights shall be issued with respect to the ordinary shares, or whenever the Depositary shall receive notice of any meeting of holders of the ordinary shares or shareholders generally, the Depositary shall fix a record date for the ADSs, which shall be, to the extent practicable, the same record date applicable to the ordinary shares, after obtaining, if practicable, our consent if such record date is different from the record date applicable to the ordinary shares, for the determination of the holders of ADRs who are entitled to receive such dividend, distribution or rights, or net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the Deposit Agreement.

Reports and Other Communications
We will furnish to the Depositary all notices of shareholders’ meetings and other reports and communications that are made generally available to the holders of ordinary shares. We will furnish any such reports and communications to the Depositary in English. Except to the extent otherwise available online or through the SEC’s EDGAR system, the Depositary will make such notices, reports and communications available for inspection by ADR holders at its Corporate Trust Office when furnished by us pursuant to the Deposit Agreement. Upon our request, the Depositary will arrange for the mailing such notices, reports and communications to ADR holders at our expense.
Voting of the Underlying Ordinary Shares
Upon receipt of notice of any meeting or solicitation of consents or proxies of holders of ordinary shares, the Depositary shall, as soon as practicable thereafter, mail to holders of ADRs registered on the books of the Depositary a notice in English containing (a) such information as is contained in such notice received by the Depositary, (b) a statement that each holder of ADRs at the close of business on a specified record date will be entitled, subject to the applicable provisions of law and our articles of association, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares represented by the ADSs evidenced by such holder’s ADRs, and (c) a statement as to the manner in which such instructions may be given. Upon the written request of a holder of ADRs on such record date received on or before the date established by the Depositary for such purpose (the “Instruction Date”), the Depositary has agreed to endeavor, insofar as practicable and subject to the applicable provisions of law, the Deposit Agreement, our memorandum of association and articles of association, to vote or cause to be voted the ordinary shares represented by the ADSs in accordance with such instructions. We have agreed, without increasing our obligations or potential liability to the holders of ADRs, to provide notice, to the extent practicable, of any meeting of holders of ordinary shares or shareholders generally to the Depositary sufficiently in advance of such meeting in order to enable the Depositary to vote or cause to be voted the ordinary shares represented by ADSs in accordance with the Deposit Agreement.
If no instructions are received by the Depositary from any holder of ADRs with respect to any of the ordinary shares represented by the ADSs evidenced by such holder’s ADRs on or before the date established by the Depositary for such purpose, except to the extent not legally permissible, such holder will be deemed to have instructed the Depositary to vote such ordinary shares in accordance with the recommendations of our Board of Directors as advised by us in writing, except that the Depositary shall not vote that amount of such ordinary shares with respect to any matter as to which we inform the Depositary (and we agree to provide that information as promptly as practicable in writing, if applicable) that (x) we do not wish the Depositary to vote those ordinary shares or (y) the matter materially and adversely affects the rights of holders of ordinary shares.
The Depositary shall not vote any ordinary shares other than in accordance with instructions received by holders of ADRs or as provided in the immediately preceding paragraph.
There can be no assurance that holders of ADRs generally or any holder of ADRs in particular will receive the notice described above sufficiently prior to the Instruction Date to ensure that the Depositary will vote the ordinary shares in accordance with the provisions set forth above.
Inspection of Transfer Books
The Depositary will maintain at its Corporate Trust Office, facilities for the execution and delivery, registration, registration of transfers, and surrender of ADRs and books for the registration of ADRs and transfers of ADRs, which will include the Direct Registration System, that at reasonable times will be open for inspection by us and the holders of ADRs, provided that such inspection shall not be for the purpose of communicating with holders of ADRs in the interest of a business or object other than our business or a matter related to the Deposit Agreement or the ADRs.
Amendment and Termination of the Deposit Agreement
The form of the ADRs and any provisions of the Deposit Agreement may at any time be amended by agreement in writing between us and the Depositary, in any respect that we deem necessary or desirable. If the amendment adds or increases fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices a material existing right of ADR holders, it will only become effective thirty days after the Depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, ADR holders are considered, by continuing to hold their ADRs, to agree to the amendment and to be bound by the Deposit Agreement as amended. In no event may any amendment impair the right of any ADR holder to surrender his ADR and receive therefore the ordinary shares and other property represented thereby, except in order to comply with mandatory provisions of applicable law.
The Depositary may, and whenever we direct the Depositary, it shall, terminate the Deposit Agreement by giving notice of such termination to the holders of all ADRs then outstanding at least thirty (30) days prior to the date fixed in such notice of such termination, provided that if the Depositary (i) shall have resigned, then notice of such termination by the Depositary shall not be provided to the ADR holders unless a successor depositary shall not have been appointed and accepted its appointment within 60 days of the date of such resignation, or (ii) shall have been removed, then notice of such termination by the Depositary shall not be provided to the ADR holders unless a successor depositary shall not be operating on the 90th day after our notice of removal was first provided to the Depositary.
If any ADRs remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfer of ADRs, will suspend the distribution of dividends to the holders thereof and will not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary will continue (i) the collection of dividends and other distributions pertaining to the ordinary shares and any other property represented by such ADRs, (ii) the sale of rights or property, as provided in the Deposit Agreement, and (iii) the delivery of ordinary shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, after deducting certain applicable fees, expenses and taxes, in exchange for surrendered ADRs. At any time after the expiration of one year from the date of termination, the Depositary may sell the ordinary shares and any other property represented by such ADRs and hold the uninvested net proceeds, together with any other cash then held, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADRs that have not theretofore surrendered their ADRs. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for net proceeds and other cash (after deducting certain applicable fees of the Depositary, expenses and taxes) and except for certain obligations as set forth in the Deposit Agreement. Upon the termination of the Deposit Agreement, we will also be discharged from all obligations under the Deposit Agreement, except for certain obligations to the Depositary.
Liability of Holders for Taxes, Duties or Other Charges
Any tax or other governmental charge with respect to ADRs or any deposited ordinary shares represented by any ADR shall be payable by the holder of such ADR to the Depositary. The Depositary may refuse to effect transfer of such ADR or any withdrawal of deposited ordinary shares represented by such ADR until such payment is made, and may withhold any dividends or other distributions or may sell for the account of the holder any part or all of the deposited ordinary shares represented by such ADR and may apply such dividends or distributions or the proceeds of any such sale in payment of any such tax or other governmental charge and the holder of such ADR shall remain liable for any deficiency.
Transfer of American Depositary Receipts
The ADRs are transferable on the books of the Depositary, except during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by us or the Depositary at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of the Deposit Agreement. The surrender of outstanding ADRs and withdrawal of deposited ordinary shares may not be suspended, subject only to:
(1)temporary delays caused by closing the transfer books of the Depositary or our transfer books, the deposit of ordinary shares in connection with voting at a shareholders’ meeting or the payment of dividends,
(2)the payment of fees, taxes and similar charges, and
(3)compliance with the United States or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of the deposited ordinary shares.
The Depositary shall not knowingly accept for deposit under the Deposit Agreement any ordinary shares required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares. As a condition to the execution and delivery, registration of transfer, share split, combination or surrender of any ADR or withdrawal of ordinary shares, the Depositary, the Custodian or the registrar may require payment from the person presenting the ADR or the depositor of the ordinary shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto, payment of any applicable fees payable by the holders of ADRs, may require the production of proof satisfactory to the Depositary as to the identity and genuineness of any signature and may also require compliance with any regulations the Depositary may establish consistent with the provisions of the Deposit Agreement. The Depositary may refuse to execute and deliver ADRs, register the transfer of any ADR or make any distribution on, or related to, ordinary shares until it or the Custodian has received proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper.
Pre−Release of ADRs
In certain circumstances, subject to the provisions of the Deposit Agreement, the Depositary may (i) execute and deliver ADRs before deposit of the underlying shares or (ii) deliver shares prior to the receipt of ADRs for cancellation and withdrawal of the underlying ordinary shares. Each of these is called a pre−release. A pre−release is closed−out as soon as the underlying shares or ADRs (as applicable) are delivered to the Depositary. The Depositary may engage in a pre−release only under the following conditions: (1) before or at the time of the pre−release the person to whom the pre−release is being made must represent to the Depositary in writing that it or its customer (a) owns the shares or ADRs (as applicable) to be deposited, (b) agrees to indicate the Depositary as owner of such shares or ADRs in its records and to hold such shares or ADRs in trust for the Depositary until such shares or ADRs are delivered to the Depositary or the Custodian; (c) unconditionally guarantees to deliver to the Depositary or the Custodian (as applicable) such shares or ADRs; and (d) agrees to any additional restrictions or requirements that the Depositary deems appropriate; (2) each such pre-release will at all times be fully collateralized with cash or such other collateral as the Depositary deems appropriate; (3) such pre-release is terminable by the Depositary on not more than five (5) business days’ notice; and (d) such pre-release is subject to further indemnities or credit regulations as the Depositary deems appropriate. In addition, the Depositary will limit the number of pre−released ADSs to not more than 30% of all ADSs (excluding those evidenced by pre−released ADRs). However, the Depositary reserves the right to change or disregard this limit from time to time as it deems appropriate. The Depositary may retain for its own account any compensation received by it in connection with the pre−releases.
General
Neither we nor the Depositary nor any of our respective directors, employees, agents or affiliates will be liable to the holders of ADRs if by reason of any present or future law or regulation of the United States or any other country or of any government or regulatory authority or any stock exchange, any provision, present or future, of our memorandum and articles of association or any circumstance beyond our control, we or the Depositary or any of our respective directors, employees, agents or affiliates is prevented or forbidden from performing its obligations or exercising its discretion under the Deposit Agreement or is subject to any civil or criminal penalty on account of performing its obligations. Our obligations and the obligations of the Depositary under the Deposit Agreement are expressly limited to performing such obligations specifically set forth in the Deposit Agreement without gross negligence or willful misconduct.